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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Wurzburg Holding S.A.
--------------------------------------------------------------------------------
     (Last)                         (First)              (Middle)

     41, Avenue de la Gare
--------------------------------------------------------------------------------
                                    (Street)

     Luxembourg L-1611, Grand Duchy of Luxembourg
--------------------------------------------------------------------------------
     (City)                         (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     5/14/02
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     I.C. Isaacs & Company, Inc. - ISAC.OB
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                             500,000                     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          Shares owned by Textile Investment
Common Stock                             666,667                     I                    International S.A. (see Schedule A)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

                                                                          (Over)


                                Page 1 of 4 Pages

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                     5. Owner-
                                                  3. Title and Amount of Securities                     ship
                                                     Underlying Derivative Security                     Form of
                         2. Date Exercisable         (Instr. 4)                                         Derivative
                            and Expiration Date   ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                         Amount              sion or        Direct      6. Nature of
                         ----------------------                      or                  Exercise       (D) or         Indirect
                         Date       Expira-                          Number              Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                             of                  Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date          Title              Shares              Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  Shares owned by
                                                                                                                  Textile Investment
Series A Convertible                                                                                              International S.A.
Preferred Stock                                   Common Stock       3,300,000        1 for 1        I            (see Schedule A)
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====================================================================================================================================

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



**Signature of Reporting Person                 Date: July 15, 2002
Wurzburg Holding S.A.


By:        /s/ Rene Faltz
   -----------------------------------
      Rene Faltz, Managing Director



By:       /s/ Tom Felgen
   -----------------------------------
      Tom Felgen, Managing Director


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                Page 2 of 4 Pages

                                   Schedule A

             Explanation of Joint Beneficial Ownership of Securities


Name and Address of Reporting Person:     Wurzburg Holding S.A.
                                          41, Avenue de la Gare
                                          Luxembourg  L-1611
                                          Grand Duchy of Luxembourg

Date of Event Requiring Statement:        May 14, 2003

Issuer Name and Trading Symbol:           I.C. Isaacs & Company, Inc. -- ISAC.OB

Designated Filer:                         Wurzburg Holding S.A.


Marithe Bachellerie is the beneficial owner of 50% of the issued and outstanding shares of the capital stock of Wurzburg Holding S.A. (See Schedule B)

Francois Girbaud is the beneficial owner of 50% of the issued and outstanding shares of the capital stock of Wurzburg Holding S.A. (See Schedule B)

Wurzburg Holding S.A. is the sole shareholder of Textile Investment International S.A. (See Schedule B)


                                Page 3 of 4 Pages

                                   Schedule B

                             Joint Filer Information


 Name and Address of Reporting Person:    Wurzburg Holding S.A.
                                          41, Avenue de la Gare
                                          Luxembourg  L-1611
                                          Grand Duchy of Luxembourg

Date of Event Requiring Statement:        May 14, 2003

Issuer Name and Trading Symbol:           I.C. Isaacs & Company, Inc. -- ISAC.OB

Designated Filer:                         Wurzburg Holding S.A.



Name:      Textile Investment International S.A.
Address:   41, Avenue de la Gare, Luxembourg L-1611, Grand Duchy of Luxembourg

Signature:                                 Textile Investment International S.A.


                                           By:  /s/ Rene Faltz
                                              --------------------------------
                                                Rene Faltz, Managing Director


                                           By:  /s/ Tom Felgen
                                              --------------------------------
                                                Tom Felgen, Managing Director

Name:      Marithe Bachellerie
Address:   5 Via Salvini, Milan, Italy,
Signature:                                      /s/ Marithe Bachellerie
                                           -----------------------------------
                                                Marithe Bachellerie

Name:      Francois Girbaud
Address:   5 Via Salvini, Milan, Italy,
Signature:                                      /s/ Francois Girbaud
                                           -----------------------------------
                                                Francois Girbaud


                                Page 4 of 4 Pages